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Exhibit 99.1

JEAN K. HOLLEY ELECTED TO BOARD OF VASCO DATA SECURITY INTERNATIONAL, INC.

EVP AND CIO OF TELLABS TO ADD BROAD TECHNICAL EXPERTISE AND KNOWLEDGE TO VASCO'S BOARD OF DIRECTORS

OAKBROOK TERRACE, Illinois, and BRUSSELS, Belgium - August 2, 2006 - VASCO Data Security International Inc. (Nasdaq: VDSI; www.vasco.com), the global number one vendor of strong user authentication and e-signature products, announced today that Jean K. Holley has been elected to VASCO's Board of Directors.

Ms. Holley, 47, is the Executive Vice President and Chief Information Officer for Tellabs. Ms. Holley is responsible for setting and implementing an IT strategy for the company's global operations. This includes worldwide IT operations, acquisition integration, supply chain optimization, e-commerce, customer relationship management and the extension of consolidation and standards across the company.

Previously, Ms. Holley served as VP and CIO for USG Corporation, where she was the company's first woman corporate officer and first CIO. She established and implemented an IT strategy that included: Supply Chain Management (SCM), Customer Relationship Management (CRM), e-commerce strategy, implementation, operations and strategic outsourcing.

Ms. Holley has served as Sr. IT Director for Waste Management, Sr. IT Director for Rust Industrial Services and IT Director for Waste Management's Environmental Monitoring Labs. She has also held positions at Digital Equipment Corporation and Inland Steel.

In 2002, Ms. Holley received the Spotlight Award from the Chicago Software Association and was listed by ComputerWorld as one of the top 100 CIOs. Ms. Holley has also received the "CIO of the Year" award by the Association of IT Professionals (AITP).

Ms. Holley holds a BS in Computer Science/Electrical Engineering from the University of Missouri-Rolla, and a MS in Computer Science/Engineering from Illinois Institute of Technology in Chicago. She has served on a variety of boards including Blue Wolff, Illinois Institute of Technology, Northern Illinois University's College of Engineering & Engineering Technology, University of Missouri - Rolla's College of Mines & Metallurgy, and the School of Management Information Systems. She served as President of the Academy for Computer Science at UMR and is a current Board member for Junior Achievement. Finally, she serves as a Board member for Giant Steps of Illinois, an autistic school for children with autistic spectrum disorders.

"We are very pleased to have Jean join VASCO's Board of Directors," stated T. Kendall Hunt, VASCO's Chairman & CEO. "Her technical knowledge and contacts in the telecommunications industry will serve VASCO well. Additionally, Jean will help our Board and Company better understand and anticipate current and future technology trends to aid us in strategic planning and actions."

Ms. Holley commented, "I am very excited to be associated with a company that is focused on the high-growth information security industry. Identity theft is a significant and growing problem. VASCO's products and solutions to address this issue are driving its rapid global growth. I look forward to working with the management team and Board of VASCO as they plan for and manage their future growth."

About VASCO: VASCO designs, develops, markets and supports patented user authentication products for the financial world, remote access, e-business and e-commerce. VASCO's user authentication software is delivered via its Digipass hardware and software security products. With over 25million Digipass products sold and delivered, VASCO has established itself as a world-leader for strong User Authentication with over 500 international financial institutions and approximately 3,000 blue-chip corporations and governments located in more than 80 countries.

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